Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors

Accentia BioPharmaceuticals, Inc.

Tampa, Florida

We consent to the use of our report on TEAMM Pharmaceuticals, Inc. dated April 25, 2003, in the Registration Statement (Form S-1) and related Prospectus of Accentia BioPharmaceuticals, Inc. and subsidiaries for the registration of shares of its common stock.

/s/ Hughes, Pittman & Gupton, LLP
Hughes, Pittman & Gupton, LLP

June 10, 2005

Raleigh, North Carolina